Exhibit 99.2

NEWS RELEASE

Cobalt International Energy, Inc. Announces Election of

Dr. Myles W. Scoggins to its Board of Directors

Houston, Texas — February 25, 2010 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced the election of Dr. Myles W. Scoggins to Cobalt’s Board of Directors. Dr. Scoggins’ election brings the number of Directors to eleven. His initial term as Director is effective March 1, 2010 and will expire at Cobalt’s 2010 Annual Meeting of Stockholders, at which time he will be up for re-election.

Dr. Scoggins has well-rounded expertise and experience in the global oil and gas industry. In June 2006, Dr. Scoggins was appointed President of the Colorado School of Mines, an engineering and science research university with strong ties to the oil and gas industry. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corporation and Exxon Mobil Corporation, where he held senior executive positions in the upstream oil and gas business. From 1999 to 2004 he served as Executive Vice President of Exxon Mobil Production Company. Prior to the merger of Mobil and Exxon in late 1999, he was President, International Exploration & Production and Global Exploration, and an officer and member of the executive committee of Mobil Oil Corporation. He currently also serves as a director of Questar Corporation, Trico Marine Services, Inc., and Venoco, Inc. In addition, he is a director of the Colorado Oil and Gas Association and a member of the National Advisory Council of the United States Department of Energy’s National Renewable Energy Laboratory. Dr. Scoggins has a PhD in Petroleum Engineering from The University of Tulsa (1978).

Commenting on the election, Cobalt’s Chairman and Chief Executive Officer, Joseph H. Bryant, said, “We are pleased to announce Dr. Scoggins’ election to the Board. There is no doubt that Bill has a wealth of global industry experience and insight for Cobalt to draw upon. He will be a tremendous asset to Cobalt as we grow our company.”

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Contacts

Investor Relations

John Wilkirson

Vice President, Strategic Planning and Investor Relations

+1 (713) 452-2322